Alexander & Baldwin, Inc.
Amended and Restated Policy Regarding Recoupment of Certain Compensation

The Board of Directors (the “Board”) of Alexander & Baldwin, Inc. (the “Company”) believes that it is appropriate for the Company to adopt this Amended and Restated Policy Regarding Recoupment of Certain Compensation (the “Recoupment Policy”), to set forth the conditions under which the Company will seek to recoup Incentive-Based Compensation (as defined below) paid or granted to, or Received by, Executive Officers of the Company and PIIP Participants (as each such term is defined below). This Recoupment Policy is adopted as of October 24, 2023 to be effective as of the Effective Date, as defined below.
1.Definitions
For purposes of this Recoupment Policy, the following definitions shall apply:

a)“Committee” means the Compensation Committee of the Board.
b)“Company Group” means the Company and each of its Subsidiaries, as applicable.
c)“Covered Compensation” means any Incentive-Based Compensation granted, vested or paid to a person who served as an Executive Officer or PIIP Participant at any time during the performance period for the Incentive-Based Compensation and that was Received (i) on or after the Effective Date, (ii) after the person became an Executive Officer and (iii) at a time that the Company had a class of securities listed on a national securities exchange or a national securities association.
d)“Effective Date” means October 2, 2023.
e)“Erroneously-Awarded Compensation” means the amount of Covered Compensation granted, vested or paid to a person during the fiscal period when the applicable Financial Reporting Measure relating to such Covered Compensation was attained that exceeds the amount of Covered Compensation that otherwise would have been granted, vested or paid to the person had such amount been determined based on the applicable Restatement, computed without regard to any taxes paid (i.e., on a pre-tax basis). For Covered Compensation based on stock price or total shareholder return, where the amount of Erroneously-Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the Committee will determine the amount of such Covered Compensation that constitutes Erroneously-Awarded Compensation, if any, based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Covered Compensation was granted, vested or paid and the Committee shall maintain documentation of such determination and provide such documentation to the NYSE.
f)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
g)“Executive Officer” means each “officer” of the Company as defined under Rule 16a-1(f) under Section 16 of the Exchange Act, which shall be deemed to include any individuals identified by the Company as executive officers pursuant to Item 401(b) of Regulation S-K under the Exchange Act. Both current and former Executive Officers are subject to the Recoupment Policy in accordance with its terms.
h)“Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the

Company’s financial statements, and any measures derived wholly or in part from such measures and may consist of GAAP or non-GAAP financial measures (as defined under Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Exchange Act), (ii) stock price or (iii) total shareholder return. Financial Reporting Measures may or may not be filed with the SEC and may be presented outside the Company’s financial statements, such as in Managements’ Discussion and Analysis of Financial Conditions and Result of Operations or in the performance graph required under Item 201(e) of Regulation S-K under the Exchange Act.
i)“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. In addition, for purposes of this Recoupment Policy, Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in or otherwise relating to the Incentive-Based Compensation award is attained, even if the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.
j)“Lookback Period” means the three completed fiscal years (plus any transition period of less than nine months that is within or immediately following the three completed fiscal years and that results from a change in the Company’s fiscal year) immediately preceding the date on which the Company is required to prepare a Restatement for a given reporting period, with such date being the earlier of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement. Recovery of any Erroneously-Awarded Compensation under the Recoupment Policy is not dependent on if or when the Restatement is actually filed.
k)“NYSE” means the New York Stock Exchange.
l)“Participants” means collectively those individuals designated by the Board of Directors as Executive Officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and PIIP Participants.
m)“PIIP Participants” means those individuals designated by the Committee to participate in the Company’s Performance Improvement Incentive Plan or any predecessor or successor plan.
n)“Restatement” means a required accounting restatement of any Company financial statement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement) or (ii) to correct an error in previously issued financial statements that is not material to the previously issued financial statements but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement). Changes to the Company’s financial statements that do not represent error corrections under the then-current relevant accounting standards will not constitute Restatements. Recovery of any Erroneously-Awarded Compensation under the Recoupment Policy is not dependent on fraud or misconduct by any person in connection with the Restatement.

o)“SEC” means the United States Securities and Exchange Commission.
p)“Subsidiary” means any domestic or foreign corporation, partnership, association, joint stock company, joint venture, trust or unincorporated organization “affiliated” with the Company, that is, directly or indirectly, through one or more intermediaries, “controlling”, “controlled by” or “under common control with”, the Company. “Control” for this purpose means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, contract or otherwise.
2.Recoupment of Erroneously-Awarded Compensation
In the event of a Restatement, any Erroneously-Awarded Compensation Received during the Lookback Period prior to the Restatement (a) that is then-outstanding but has not yet been paid shall be automatically and immediately forfeited and (b) that has been paid to any person shall be subject to reasonably prompt repayment to the Company Group in accordance with Section 3 of this Recoupment Policy. The Committee must pursue (and shall not have the discretion to waive) the forfeiture and/or repayment of such Erroneously-Awarded Compensation in accordance with Section 4 of this Recoupment Policy, except as provided below.
Notwithstanding the foregoing, the Committee (or, if the Committee is not a committee of the Board responsible for the Company’s executive compensation decisions and composed entirely of independent directors, a majority of the independent directors serving on the Board) may determine not to pursue the forfeiture and/or recovery of Erroneously-Awarded Compensation from any person if the Committee determines that such forfeiture and/or recovery would be impracticable due to either of the following circumstances: (i) the direct expense paid to a third party (for example, reasonable legal expenses and consulting fees) to assist in enforcing the Recoupment Policy would exceed the amount to be recovered (following reasonable attempts by the Company Group to recover such Erroneously-Awarded Compensation, the documentation of such attempts, and the provision of such documentation to the NYSE), or (ii) recovery would likely cause any otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
3.Means of Repayment
In the event that the Committee determines that any person shall repay any Erroneously-Awarded Compensation, the Committee shall provide written notice to such person by email or certified mail to the physical address on file with the Company Group for such person, and the person shall satisfy such repayment in a manner and on such terms as required by the Committee, and the Company Group shall be entitled to set off the repayment amount against any amount owed to the person by the Company Group, to require the forfeiture of any award granted by the Company Group to the person, or to take any and all necessary actions to reasonably promptly recoup the repayment amount from the person, in each case, to the fullest extent permitted under applicable law, including without limitation, Section 409A of the Internal Revenue Code and the regulations and guidance thereunder. If the Committee does not specify a repayment timing in the written notice described above, the applicable person shall be required to repay the Erroneously-Awarded Compensation to the Company Group by wire, cash or cashier’s check no later than thirty (30) days after receipt of such notice.

4.No Indemnification
No person shall be indemnified, insured or reimbursed by the Company Group in respect of any loss of compensation by such person in accordance with this Recoupment Policy, nor shall any such person receive any advancement of expenses for disputes related to any loss of compensation by such person in accordance with this Recoupment Policy, and no such person shall be paid or reimbursed by the Company Group for any premiums paid by such person for any third-party insurance policy covering potential recovery obligations under this Recoupment Policy. For this purpose, “indemnification” includes any modification to current compensation arrangements or other means that would amount to de facto indemnification (for example, providing the person a new cash award which would be cancelled to effect the recovery of any Erroneously-Awarded Compensation). In no event shall the Company Group be required to award any person an additional payment if any Restatement would result in a higher incentive compensation payment.
5.Miscellaneous
This Recoupment Policy generally will be administered and interpreted by the Committee. Any determination by the Committee with respect to this Recoupment Policy shall be final, conclusive and binding on all interested parties. Any discretionary determinations of the Committee under this Recoupment Policy, if any, need not be uniform with respect to all persons, and may be made selectively amongst persons, whether or not such persons are similarly situated.

This Recoupment Policy is intended to satisfy the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, and any related rules or regulations promulgated by the SEC or the NYSE, including any additional or new requirements that become effective after the Effective Date which upon effectiveness shall be deemed to automatically amend this Recoupment Policy to the extent necessary to comply with such additional or new requirements.

The provisions in this Recoupment Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Recoupment Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Recoupment Policy shall not affect the validity or enforceability of any other provision of this Recoupment Policy. Recoupment of Erroneously-Awarded Compensation under this Recoupment Policy is not dependent upon the Company Group satisfying any conditions in this Recoupment Policy, including any requirements to provide applicable documentation to the NYSE.

The rights of the Company Group under this Recoupment Policy to seek forfeiture or reimbursement are in addition to, and not in lieu of, any rights of recoupment, or remedies or rights other than recoupment, that may be available to the Company Group pursuant to the terms of any law (including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002), government regulation or stock exchange listing requirement or any other policy, code of conduct, employee handbook, employment agreement, equity award agreement, or other plan or agreement of the Company Group.

6.Amendment and Termination
To the extent permitted by, and in a manner consistent with applicable law, including SEC and NYSE rules, the Committee may terminate, suspend or amend this Recoupment Policy at any time in its discretion.
7.Successors; Predecessor Policy
This Recoupment Policy shall be binding and enforceable against all persons and their respective beneficiaries, heirs, executors, administrators or other legal representatives with respect to any Covered Compensation granted, vested or paid to or administered by such persons or entities. The adoption of this Amended and Restated Policy Regarding Recoupment of Certain Compensation shall not affect the Company’s rights under the predecessor policy (as in effect prior to the Effective Date) to recoup incentive compensation that is paid, granted or received by Participants on or after June 29, 2012 up but not including the Effective Date.

Acknowledgment and Agreement
This Acknowledgment & Agreement (the “Acknowledgment”) is delivered by the individual named below as of the date set forth below.
The undersigned is an Executive Officer (as designated by the Board of Directors for purposes of Section 16 of the Securities Exchange Act of 1934, as amended) of Alexander & Baldwin, Inc. (the “Company”) and/or a participant in the Company’s Performance Improvement Incentive Plan (“PIIP”) and an employee of the Company or one of its subsidiaries. The undersigned has received cash-based and/or equity-based incentive compensation from the Company or its subsidiaries.
Effective June 29, 2012, the Board of Directors of the Company adopted a Policy Regarding Recoupment of Certain Compensation (the “Recoupment Policy”). Pursuant to the Recoupment Policy, the Company may seek to recoup certain compensation from Executive Officers and PIIP participants in the event that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws (other than corrections resulting from changes to accounting standards). Effective October 2, 2023, the Recoupment Policy has been amended and restated by Board of Directors of the Company to comply with the listing requirements of the New York Stock Exchange.
In consideration of the continued benefits to be received from the Company (or a subsidiary) and the right to participate in, and receive future awards under, the Company’s cash- and equity-based incentive programs, the undersigned hereby acknowledges and agrees that:
1.I have read and understand the Recoupment Policy;
2.I am fully bound by, and subject to, all of the terms and conditions of the Recoupment Policy, and will abide thereto both during and after my employment with the Company.
3.I agree that, to the extent provided in the Recoupment Policy, the Recoupment Policy shall also apply to incentive compensation arrangements established after the date of this Acknowledgment and the programs and agreements under which such future incentive compensation may be issued shall be deemed to incorporate the terms of the Recoupment Policy even if the Recoupment Policy is not explicitly referenced therein.
4.In the event of any inconsistency between the Recoupment Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Recoupment Policy shall govern.
5.In the event it is determined by the Committee (as defined in the Recoupment Policy) that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement.
6.I have no right to indemnification, insurance payments or other reimbursement by or from the Company Group for any compensation that is subject to recoupment and/or forfeiture under the Recoupment Policy. Capitalized terms not defined herein have the meanings set forth in the Recoupment Policy.

Signed:_________________________________________
Name:    _________________________________________
Date:    _________________________________________